Exhibit 10.28

Citizens Bancshares Corporation Fiscal Year PEO and PFO Certification

I, James E. Young, President/Chief Executive Officer, Cynthia N. Day, Senior Executive Vice President/Chief Operating Officer, and Samuel J. Cox, Executive Vice President/Chief Financial Officer, certify, based on my knowledge, that:

(i)             The entity serving as the compensation committee (the “Committee”) of Citizens Bancshares Corporation (the “Company”) has discussed, reviewed, and evaluated with senior risk officers at least every six months during the period beginning on the later of September 14, 2009, or ninety days after the closing date of the agreement between the TARP Recipient (as defined below) and Treasury and ending with the last day of the TARP Recipient’s fiscal year containing that date (the “applicable period”), the senior executive officer (“SEO”) compensation plans and the employee compensation plans and the risks these plans pose to the Company, Citizens Trust Bank (the “Bank”), and each other entity aggregated with the Company as the “TARP Recipient” as defined in the regulations and guidance established under section 111 of EESA (collectively referred to as the “TARP Recipient”);

(ii)            The Committee has identified and limited during the applicable period any features of the SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the TARP Recipient, and during that same applicable period has identified any features of the employee compensation plans that pose risks to the TARP Recipient and has limited those features to ensure that the TARP Recipient is not unnecessarily exposed to risks;

(iii)           The Committee has reviewed, at least every six months during the applicable period, the terms of each employee compensation plan and identified any features of the plan that could encourage the manipulation of reported earnings of the TARP Recipient to enhance the compensation of an employee, and has limited any such features;

(iv)           The Committee will certify to the reviews of the SEO compensation plans and employee compensation plans required under (i) and (iii) above;

(v)            The Committee will provide a narrative description of how it limited during any part of the most recently completed fiscal year that included a TARP period the features in:

(A)         SEO compensation plans that could lead SEOs to take unnecessary and excessive risks that could threaten the value of the TARP Recipient;

(B)         Employee compensation plans that unnecessarily expose the TARP Recipient to risks; and

(C)         Employee compensation plans that could encourage the manipulation of reported earnings of the TARP Recipient to enhance the compensation of an employee;

(vi)           The TARP Recipient has required that bonus payments, as defined in the regulations and guidance established under section 111 of EESA (bonus payments), to SEOs and any of the next twenty most highly compensated employees be subject to a recovery or “clawback” provision during any part of the most recently completed fiscal year that was a TARP period if the bonus payments were based on materially inaccurate financial statements or any other materially inaccurate performance metric criteria;

(vii)          The TARP Recipient has prohibited any golden parachute payment, as defined in the regulations and guidance established under section 111 of EESA, to an SEO or any of the next five most highly compensated employees during the period beginning on the later of the closing date of the agreement between the TARP Recipient and Treasury or June 15, 2009 and ending with the last day of the TARP Recipient’s fiscal year containing that date;

(viii)         Except as discussed below, the TARP Recipient has limited bonus payments to its applicable employees in accordance with section 111 of EESA and the regulations and guidance established thereunder (the “TARP bonus payment restrictions”) during the period beginning on the later of the closing date of the agreement between the TARP Recipient and Treasury or June 15, 2009 and ending with the last day of the TARP Recipient’s fiscal year containing that date.  The TARP Recipient maintains an employee stock purchase plan for the benefit of its employees in accordance with Section 423 of the Internal Revenue Code.  The TARP Recipient’s most highly compensated employee, who is subject to the TARP bonus payment restrictions, continued to participate in such employee stock purchase plan after June 15, 2009 because the TARP Recipient did not realize that the subsidy within the employee stock purchase plan for purchasing stock constituted a “bonus payment” within the meaning of the TARP bonus payment restrictions.  The Company has terminated the most highly compensated employee’s participation in the employee stock purchase plan to prevent future subsidies and has corrected the inadvertent bonus payments by requiring the most highly compensated employee to repay the subsidy of $472 which was received on stock purchases occurring on or after June 15, 2009.  In addition, the Company granted the most highly compensated employee a long-term restricted stock award on May 28, 2009, that included a 3-year graded vesting schedule but attempted to comply with section 111 of EESA by providing that no portion of the award would vest if any portion of the TARP funds received by the TARP Recipient remained outstanding as of the vesting date.  However, Treasury guidance issued after the award was granted provided that no portion of a long-term restricted stock award could vest prior to 2 years after the grant date to be excluded from the TARP bonus payment restrictions.  The Company intends to revise the vesting schedule in the restricted stock award so that no portion of the award vests prior to the second anniversary of the grant date and the award is excluded from the TARP bonus payment restrictions;

(ix)           The board of directors of the Company has established an excessive or luxury expenditures policy, as defined in the regulations and guidance established under section 111 of EESA, by the later of September 14, 2009, or ninety days after the closing date of the agreement between the TARP Recipient and Treasury; this policy has been provided to Treasury and its primary regulatory agency; the TARP Recipient and its employees have complied with this policy during the applicable period; and any expenses that, pursuant to this policy, required approval of the board of directors, a committee of the board of directors, an SEO, or an executive officer with a similar level of responsibility were properly approved;

(x)            The TARP Recipient will permit a non-binding shareholder resolution in compliance with any applicable Federal securities rules and regulations on the disclosures provided under the Federal securities laws related to SEO compensation paid or accrued during the period beginning on the later of the closing date of the agreement between the TARP Recipient and Treasury or June 15, 2009 and ending with the last day of the TARP Recipient’s fiscal year containing that date;

(xi)           The TARP Recipient will disclose the amount, nature, and justification for the offering during the period beginning on the later of the closing date of the agreement between the TARP Recipient and Treasury or June 15, 2009 and ending with the last day of the TARP Recipient’s fiscal year containing that date of any perquisites, as defined in the regulations and guidance established under section 111 of EESA, whose total value exceeds $25,000 for any employee who is subject to the bonus payment limitations identified in paragraph (viii);

(xii)          The TARP Recipient will disclose whether the TARP Recipient, the board of directors of the Company, or the Committee has engaged during the period beginning on the later of the closing date of the agreement between the TARP Recipient and Treasury or June 15, 2009 and ending with the last day of the TARP Recipient’s fiscal year containing that date, a compensation consultant; and the services the compensation consultant or any affiliate of the compensation consultant provided during this period;

(xiii)         Except as discussed below, the TARP Recipient has prohibited the payment of any gross-ups, as defined in the regulations and guidance established under section 111 of EESA, to the SEOs and the next twenty most highly compensated employees during any part of the most recently computed fiscal year that was a TARP period.  The TARP Recipient inadvertently allowed the payment of certain gross-ups, in the aggregate amount of $24,826, in connection with selected officers relinquishing their benefits under the Company’s bank owned life insurance (BOLI) and indexed retirement plans in exchange for more stable and definitive benefits under supplemental retirement and insurance plans that are also more beneficial for the Bank’s long-term earnings position.  The exchange occurred approximately one (1) year prior to the Company’s receipt of TARP funds in March of 2009.  Subsequent to the Company’s receipt of such TARP funds, Treasury issued additional guidance under section 111 of EESA to prohibit gross-up payments and the Company inadvertently continued making such gross-up payments after such additional guidance was issued.  However, the Company intends to correct its inadvertent payment of gross-ups by requiring the affected officers to repay the gross-up.

(xiv)         The TARP Recipient has substantially complied with all other requirements related to employee compensation that are provided in the agreement between the TARP Recipient and Treasury, including any amendments;

(xv)          The TARP Recipient has submitted to Treasury a complete and accurate list of the SEOs and the twenty next most highly compensated employees for the current fiscal year and the most recently completed fiscal year, with the non-SEOs ranked in descending order of level of annual compensation, and with the name, title, and employer of each SEO and most highly compensated employee identified; and

(xvi)         I understand that a knowing and willful false or fraudulent statement made in connection with this certification may be punished by fine, imprisonment, or both. (See, for example, 18 U.S.C. 1001.)

Date:	March 30, 2010	/s/ James E. Young
James E. Young
President/Chief Executive Officer

Date:	March 30, 2010	/s/ Cynthia N. Day
Cynthia N. Day
Senior Executive Vice
President/Chief Operating Officer

Date:	March 30, 2010	/s/ Samuel J. Cox
Samuel J. Cox
Executive Vice President/
Chief Financial Officer